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                                                                    EXHIBIT 99.1


FOR:                                       Tasty Baking Company
APPROVED BY:                               John Pettine
                                           Chief Financial Officer
                                           Dan Decina
                                           Chief Accounting Officer
                                           (215) 221-8500

                                           CONTACT:   Investor Relations:
FOR IMMEDIATE RELEASE                      Cheryl Schneider/
                                           Shannon Froehlich/Jack Cohen
                                           Press: Laura Novak/Stephanie Sampiere
                                           Morgen-Walke Associates
                                           (212) 850-5600

                   TASTY BAKING COMPANY ANNOUNCES ANTICIPATED
                        THIRD QUARTER FISCAL 2001 RESULTS

         Philadelphia, Pennsylvania, October 19, 2001 - Tasty Baking Company (NYSE:TBC) today announced anticipated results for its third quarter ended September 29, 2001.

         The Company anticipates reporting gross sales of approximately $62.3 million to $62.7 million, compared to gross sales of $60.6 million reported during the prior year's third quarter. Additionally, the Company anticipates reporting net income of approximately $925,000 to $1,100,000, or fully diluted earnings per share in the range of $0.11 to $0.13, compared to net income of $1.4 million, or $0.18 per fully diluted share for the same period a year ago. Expected revenue and net income will be below analysts' expectations for the third quarter. The Company anticipates reporting its third quarter results on October 25, 2001.

         Carl S. Watts, Chairman and Chief Executive Officer said, "Gross sales for the quarter will be lower than anticipated and the reduced sales level will have a direct impact on our net income for the third quarter 2001. The lower than expected gross sales are directly related to a mid-summer heat wave and the effects of the September 11th terrorist attacks in New York and Washington. The Company's thrift store sales were similarly impacted by the same events."

         The Company will be hosting a conference call today, Friday, October 19, 2001 at 8:45 am Eastern Time. The call will be broadcast live over the internet at http://www.videonewswire.com and can be accessed by locating the Tasty Baking conference call on the homepage.

         Except for historical information contained herein, the matters discussed are forward-looking statements (as such term is defined in the Securities Act of 1933, as amended) and because such statements include risks and uncertainties, actual results may differ materially from those forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements in this release include, but are not limited to, changes in general economic and business conditions and other factors described in the Company's filings with the Securities and Exchange Commission.


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